Exhibit 99.1

Press
Information

Company Contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

FOR IMMEDIATE RELEASE

LAWRENCE PERLMAN TO RETIRE AS NONEXECUTIVE CHAIRMAN OF ARBITRON INC. BOARD OF DIRECTORS

NEW YORK, September 22, 2006 – Arbitron Inc. (NYSE: ARB) announced today that Mr. Lawrence Perlman has informed the Company’s management and Board of Directors of his decision to retire as Nonexecutive Chairman of the Board of Directors and Director in the spring of 2007, following the conclusion of his current term. As such, Mr. Perlman will not seek re-election at the Company’s 2007 annual meeting of shareholders. In a letter to the Board, Mr. Perlman indicated that his decision to retire is the result of his desire to devote additional time to his family and to the pursuit of other personal interests. The Nominating and Governance Committee of Arbitron’s Board of Directors will begin a search for a nominee to replace Mr. Perlman.

Lawrence Perlman, nonexecutive chairman, Arbitron Inc. said, “It is with regret that I am announcing my planned retirement from the Arbitron Board. However, following many years in the corporate world, I feel that the time is right to take a step back and focus more on my personal and family obligations. I have had a long and satisfying association with Arbitron and through that time, have developed a deep respect for Steve Morris and the other members of the management team, as well as for my fellow directors. I look forward to working with the Board until my retirement and have the utmost confidence that this talented team has the skill and strength necessary to move forward in a way that benefits all of its constituencies.”

Steve Morris, president and chief executive officer of Arbitron, added, “On behalf of the entire Arbitron team, I would like to thank Larry for the countless contributions he has made during his time as Chairman. We will miss his valuable insight and guidance, but we understand and appreciate his need to take such a step and wish him the best as he moves on to this next phase in his life. Arbitron has been and continues to be a leader in sound corporate governance practices, and we will carefully review our options to ensure the best, most responsible Board structure going forward. As Larry was gracious enough to inform us of this decision well in advance of his planned retirement, we have sufficient time to ensure a smooth transition.”

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, outdoor advertising companies and the online radio ratings industry in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,800 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a service mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

• renew all or part of contracts with large customers as they expire;

• successfully execute our business strategies, including implementation of our Portable People Meter services and to execute potential joint venture or third party agreements;

• effectively manage the impact of any further consolidation in the radio and advertising agency industries;

• keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

• successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

• successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, technology changes and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.